Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-119618, 333-37398, and 333-129775 on Form S-8 and Registration Statements No. 333-155702 and 333-145208 on Form S-3 of our reports dated February 27, 2009, relating to the financial statements and financial statement schedule of SCANA Corporation, and the effectiveness of SCANA Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2008.

/s/Deloitte & Touche LLP
Columbia, South Carolina
February 27, 2009